Exhibit 99.1

FOR IMMEDIATE RELEASE	FOR FURTHER INFORMATION:
Bud Philbrook
President and Chief Operating Officer
(800) 497-7659
Atlantis Plastics Announces Management Change
ATLANTA, GA – (September 25, 2006) Atlantis Plastics, Inc. (NASDAQ: ATPL) announced today that Earl W. Powell, the Company’s Chairman and largest stockholder, has been appointed Executive Chairman and Interim Chief Executive Officer, as a result of the resignation of Anthony F. Bova, former CEO.
Bud Philbrook, formerly President of Operations, has been named President and Chief Operating Officer. Paul Saari will continue as Senior Vice President of Finance and Chief Financial Officer. Messrs. Powell, Philbrook and Saari will form an Office of the Chairman to jointly manage the Company.
Jay Shuster, a member of the Company’s board, has been named a Senior Advisor to the Office of the Chairman.
Mr. Powell stated, “We wish Tony Bova well, as he has accomplished a great deal during his tenure as President and CEO. Messrs. Philbrook and Saari are capable managers who are involved in all aspects of our operations. Together we will continue to focus on the market pressures and operational issues that have impacted the Company’s operating performance this year, after three consecutive excellent years.”
Statements herein regarding expected performance of the Company’s business and expected levels of demand constitute forward-looking statements within the meaning of the Securities Act of 1933 and the Securities Exchange Act of 1934. Such statements are based on the Company’s current expectations and beliefs and are subject to certain risks and uncertainties that could cause actual results to differ materially from those contained in any forward-looking statement. With respect to these statements, the Company has made assumptions regarding expected economic conditions, expected volumes and price levels of purchases by customers and raw material costs. The forward-looking statements are subject to certain risks including, among others, that the foregoing assumptions are inaccurate. There are many factors that impact these forward-looking statements that cannot be predicted accurately. These risks and uncertainties include, but are not limited to, fluctuations in plastic resin prices, the Company’s high debt level, the risks inherent in predicting revenue and earnings outcomes as well as other “Factors That May Affect Future Results” set forth in the Company’s Form 10-K for fiscal 2005 filed with the Securities and Exchange Commission.
Atlantis Plastics, Inc. is a leading U.S. manufacturer of polyethylene stretch and custom films and molded plastic products. Stretch film is used to wrap pallets of materials for shipping or storage. Custom film is made-to-order specialty film used in the industrial and packaging markets. Atlantis’ injection molded and profile extruded plastic products are used primarily in the appliance, automotive, agricultural, building supply and recreational vehicle industries.
For more information, please visit www.atlantisplastics.com.
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